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                                   EXHIBIT 5.2
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INTERNAL REVENUE SERVICE                             DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P.O. BOX A-38J7 DPN20-6
CHICAGO, IL 60690                         RECEIVED OCT 06 1995

                                          Employer Identification Number:
Date: SEP 29 1995                              13-2871045
                                          File Folder Number
PEABODY HOLDING COMPANY, INC.                  430002114
c/o BRIAN W. BERGLUND                     Person to Contact:
211 N. BROADWAY, SUITE 3600                    TECHNICAL SCREENER
ST. LOUIS, MO 63102                       Contact Telephone Number:
                                               (312) 435-1040
                                          Plan Name:
                                            SAVINGS & LONG-TERM INVESTMENT PLAN
                                            FOR SALARIED EMP
                                          Plan Number: 002




Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination letter is applicable for the amendment(s) adopted on december 31, 1994.

     This determination letter is also applicable for the amendment(s) adopted on march 28, 1995.

     This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

     This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees


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                                      - 2 -

Peabody Holding Company, Inc.



in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                               Sincerely yours,

                                               /s/ Robert W. Brock

                                               Robert W. Brock
                                               District Director

Enclosures:
Publication 794